Exhibit 99.1

RCI Announces Definitive Agreements to Purchase 11 Adult Nightclubs in Six States

HOUSTON, July 26, 2021 – RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced the signing of definitive agreements to acquire for $88.0 million 11 adult nightclubs, nine of which are controlled by club entrepreneur Troy Lowrie of Lakewood, CO; six related real estate properties; and associated intellectual property.

The establishments, all fully open, will expand RCI’s geographic footprint with five locations in Denver, CO; two near St. Louis, MO; and one each in Indianapolis, IN, Louisville, KY, Raleigh, NC, and Portland, ME.

The collective acquisition will be RCI’s largest since its 1995 founding and is anticipated to be accretive in year one. The clubs generated approximately $40 million in revenue and $14 million in adjusted EBITDA in their fiscal year ended December 31, 2019. For the six months ended March 31, 2021, RCI reported revenues of $82.5 million and adjusted EBITDA of $22.3 million. The collective acquisition also is one of the largest in the history of the gentlemen’s club industry.

●	Consideration: $57.0 million for the 11 clubs, $18.0 million for the six real estate properties, and $13.0 million for the intellectual property, which includes, among other items, the clubs’ trademarks, tradenames, service marks, copyrights, websites, internet domain names, source codes, and associated files.
●	Payment: $26.0 million in cash; $30.0 million in restricted common stock, valued at $60.00 per share, subject to a lock-up, leak-out agreement; $21.2 million in seller financing at 6.00%; and $10.8 million in commercial real estate bank financing at 5.25%.
●	Funding of the $26.0 million payment of cash may be borrowed from third party lenders.
●	Valuation is approximately 5x the clubs’ 2019 adjusted EBITDA, not including the real estate. 2019 was used for valuation as the clubs were closed for most of 2020 due to the pandemic.
●	Closing is subject to transfer of all necessary permits, licenses, and other authorizations; closing on the bank financing; and other customary closing conditions for transactions of this kind. The intent is to close on all 11 clubs as close together in time as possible, but due to the timing of required approvals and transfers of licenses, multiple closing dates are anticipated.

Eric Langan, President and CEO of RCI Hospitality Holdings, Inc., said, “This is exactly the type of sizeable transaction for which we have been searching. All the clubs are well-established and proven cash generators. Troy and his team should be recognized for their accomplishments. We believe the quality of the clubs’ licenses and locations enhance the value of the collective acquisition to us.”

Mr. Lowrie said, “These clubs have been my father’s and my life’s work. We’re pleased to have realized their value. Their future will now be in the best hands in the industry. We look forward to being significant RCI shareholders and participating in the company’s long-term growth.”

1

Consideration

$ in millions	Clubs	Real Estate	IP	Total
Cash at closing	$20.0	$6.0		$26.0
Seller financing	$19.0	$1.2	$1.0	$21.2
Common stock	$18.0		$12.0	$30.0
Bank financing		$10.8		$10.8
Total	$57.0	$18.0	$13.0	$88.0

The Clubs

Club Name	Location	URL
Mile High Men’s Club	Denver, CO*	https://milehighmensclub.com/
PT’s Showclub Centerfold	Denver, CO*	https://ptscenterfold.com/
The Diamond Cabaret Denver	Denver, CO	https://thediamondcabaret.com/
PT’s Showclub Denver	Denver, CO*	https://ptsshowclubdenver.com/
La Boheme Gentlemen’s Cabaret	Denver, CO	https://labohemegc.com/
PT’s Showclub Indianapolis	Indianapolis, IN*	https://ptsshowclubindy.com/
PT’s Showclub Louisville	Louisville, KY*	https://ptsshowclublouisville.com/
PT’s Showclub Portland	Portland, ME*	https://ptsshowclubportland.com/
The Men’s Club of Raleigh	Raleigh, NC	https://mensclubraleigh.com/
The Diamond Cabaret St Louis	Sauget, IL	https://diamondcabaretstlouis.com/
Country Rock Cabaret	Sauget, IL	https://countryrockcabaret.com/

* Real estate being acquired.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With more than 40 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Chicago, Dallas/Ft. Worth, Houston, Miami, Minneapolis, St. Louis, Charlotte, Pittsburgh, and other markets operate under brand names such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars Club, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com/

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company’s businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, (vii) the acquisition of the clubs and real estate that are the subject of this press release and (viii) numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI’s annual report on Form 10-K for the year ended September 30, 2020, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts: Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

2